CONSULTING AGREEMENT

     This Consulting Agreement (“Agreement”) is entered into as of this      day of _, 2003, by and between dELiA*s Corp. (the “Company”) and Stephen I. Kahn (“Consultant”).

     WHEREAS, the parties hereto wish to provide a means through which the Company may utilize Consultant’s services as an independent contractor.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for other valuable consideration the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1.     Independent Contractor Agreement. The Company hereby agrees to employ Consultant as a consultant to perform the tasks and duties which are set forth on the Description of Duties attached hereto as Exhibit A, together with such additional duties and tasks upon which the Company and Consultant may agree (the “Consulting Services”). During the Term, Consultant shall make himself available to perform the Consulting Services on an as needed basis, consistent with the Terms of Exhibit A hereto. The parties agree and intend that Consultant shall be an independent contractor. Consultant shall perform the Consulting Services by telephone or at any location agreed to by Consultant in his reasonable and good faith judgment.

     2.     Term. The term of this Agreement shall commence at the Effective Time of the Acquisition Agreement by and among Alloy, Inc., Dodger Acquisition Corp., and the Company, dated as of      , 2003 (the “Effective Date”) and continue for the period set forth on Exhibit A, except as hereinafter provided (the “Term”). The Term may be further extended by mutual written agreement.

     3.     Consulting Fee. During the Term of this Agreement, the Company shall pay Consultant the consulting fee set forth on Exhibit A (the “Fee”). No withholding shall be deducted from the Fee other than such amounts as may be necessary to reimburse the Company for personal expenses of Consultant charged to corporate credit cards or otherwise billed to the Company. The Company will reimburse Consultant for reasonable expenses incurred by Consultant in his performance of the Consulting Services; provided that Consultant received the prior written approval of the Chief Executive Officer of the Company before incurred. The Company will not contribute to Social Security, Worker’s Compensation, Unemployment Compensation or other similar employee funds and benefits on behalf of Consultant. Consultant agrees to indemnify and hold harmless the Company for failure to so withhold or make such payments.

     4.     No Other Benefits. Consultant shall not be entitled to participate in any of the employee benefit plans of, or otherwise obtain any employee benefits from, the Company.

     5.     Termination. The Term of this Agreement may be terminated under the following circumstances:

     (i)  Death. The Term shall terminate immediately upon Consultant’s death;

     (ii)  By Consultant. Consultant may terminate the Term upon thirty (30) days’ prior written notice to the Company; or

     (iii)  By Company Without Cause. The Company may terminate the Term at any time; provided, however, that the Company shall be required to pay Consultant the balance of the compensation set forth on Exhibit A for the remainder of the Term.

     6.     Proprietary Rights. Consultant acknowledges that Consultant has been hired for the purpose of inventing, creating and maintaining confidential and/or proprietary materials for the Company. Consultant agrees that all such materials developed or conceived by Consultant and/or documented by Consultant during Consultant’s retention by the Company pursuant to this Agreement, as well as all modifications and improvements and all other designs, discoveries and inventions developed or conceived by Consultant and/or documented by Consultant during Consultant’s retention by the Company pursuant to this Agreement, shall, to the extent related to the current or potential business or operations of the Company, be deemed works made-for-hire for the Company within the meaning of the copyright laws of the United States or any similar or analogous law or statute of any other jurisdiction and accordingly, the Company shall be the sole and exclusive owner for all purposes for the distribution, exhibition, advertising and exploitation of such materials or any part of them in all media and by all means now known or which may hereafter be devised, throughout the universe in perpetuity. Consultant agrees that in furtherance of the foregoing, Consultant shall disclose, deliver and assign to the Company all such materials, modifications and improvements and all other designs, discoveries and inventions and shall execute all such documents, including patent and copyright applications, as the Company reasonably shall deem necessary or desirable to further document the Company’s ownership rights therein and to provide the Company the full and complete benefit thereof. Should any arbitrator or court of competent jurisdiction ever hold that the materials derived from Consultant’s past or future contributions to the Company do not constitute works made-for-hire, Consultant hereby irrevocably assigns to the Company, and agrees that the Company shall be the sole and exclusive owner of, all right, title and interest in and to all such materials, including the copyrights and any other proprietary rights arising therefrom. Consultant reserves no rights with respect to any such materials, and hereby acknowledges the adequacy and sufficiency of the compensation paid by the Company to Consultant for the materials and the contributions that Consultant has made and will make to the development of any such information or materials. Consultant agrees to cooperate with all lawful efforts of the Company to protect the Company’s rights in and to any or all of such information and materials and shall, at the request of the Company, execute any and all instruments or documents in order to register, establish, acquire, prosecute, maintain, perfect or defend the Company’s rights in and to such information materials.

     7.     Governing Law; Choice of Venue. This Agreement has been negotiated and executed, is made and is to be performed in the State of New York, and shall be governed and construed in accordance with the laws of the State of New York, without regard to any otherwise applicable conflicts of laws except as they may be preempted by, or in conflict with, any federal laws, rules, regulations or regulatory action. The parties agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in New York in a court of competent jurisdiction. The parties further acknowledge that venue shall lie exclusively in any state court of the State of New York or any Federal District Court located in New York.

     8.     Severability. The invalidity, illegality or unenforceability of any particular provision or part of any provision of this Agreement under any applicable law shall not affect the other provisions or parts thereof, which shall remain in full force and effect, and any such invalid, illegal or unenforceable provision or part thereof shall be deemed modified to the extent necessary to make it valid, legal or enforceable under any applicable law.

     9.     Counterparts. This Agreement may be executed in any number of counterparts, each of which for all purposes shall be deemed to be original and all of which taken together shall constitute one and the same instrument.

     10.     Entire Agreement. This Agreement constitutes the entire agreement between and among the parties with respect to the subject matter hereof, recites the sole consideration for the promises exchanged and supercedes any prior agreements with respect to the subject matter hereof. In reaching this Agreement, neither party has relied upon any representation or promise except those set forth herein.

     11.     Amendment and Waiver. The terms of this Agreement may not be modified, waived, changed, discharged or terminated, except by an agreement in writing signed by the party against whom or which such modification, waiver, change, discharge or termination is sought to be enforced. No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel against enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     12.     Construction. The parties agree that the terms and conditions of this Agreement are the result of negotiations between the parties and/or their counsel, and that this Agreement shall not be construed in favor of or against either party by reason of the extent to which either party or its counsel participated in the drafting of this Agreement.

     13.     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	To Consultant, at:

Stephen I. Kahn 90 Franklin Street, No. 15 New York, New York 10013

With copies to:

Hogan & Hartson, LLP 875 Third Ave. New York, New York 10022 Attention: David L. Kovacs, Esq.

(b)	To the Company, at:

dELiA*s Corp. 151 West 26th Street New York, New York 10001 Attention: General Counsel

With copies to:

Alloy, Inc. 151 West 26th Street New York, New York 10001 Attention: General Counsel

and

Katten Muchin Zavis Rosenman 1025 Thomas Jefferson Street, NW Suite 700 East Lobby Washington, DC 20007 Attention: Richard M. Graf

     14.     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and any of their successors and assigns. In addition, the Company and/or Alloy, Inc. may assign their rights and obligations hereunder to any of its or their affiliates or to the purchaser of or successor to (i) all or a significant portion of the Company’s business or assets, or (ii) that aspect of the Company’s business in which Consultant is principally involved in, in each case whether by way of merger, stock sale, asset sale or otherwise, provided that no such assignment shall relieve or excuse the Company from its obligations to pay Consultant under this Agreement. Except as set forth in the prior sentence, this Agreement may not be assignable by any party hereto without the prior written consent of the other parties.

     15.     Indemnification.

     (a) The Company shall indemnify Consultant in his capacity as a consultant to the Company to the fullest extent permitted by applicable law in effect on the date hereof or as such laws may from time to time be amended. Without diminishing the scope of the indemnification provided by this section, the Consultant’s rights of indemnification hereunder shall include but shall not be limited to those rights set forth hereinafter, except to the extent expressly prohibited by applicable law.

     (b)  The Consultant shall be entitled to the indemnification rights provided in this section if he is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that Consultant provided Consultant Services or by reason of anything done or not done by the Consultant pursuant to this Agreement. The Consultant shall be indemnified against all expenses (including attorneys’ fees), costs, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the Consultant in connection with such action, suit or proceeding (including, but not limited to, the investigation, defense or appeal thereof), if the Consultant acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

     (c)  All reasonable expenses and costs incurred by the Consultant (including his reasonable attorneys’ fees, retainers and advances of disbursements) shall be paid by the Company in advance of the final disposition of the relevant action, suit or proceeding at the Consultant’s request within 20 days after the receipt by the Company of a statement or statements from him requesting such advance or advances from time to time.

     (d)  This Section shall continue until and terminate upon the later of: (i) two years after the Term of this Agreement; or (ii) the final termination of all pending or threatened actions, suits, proceedings or investigations with respect to or involving the Consultant.

     16.     Captions. The captions in this Agreement are for convenience only and shall not be construed to affect the meaning of any provisions herein.

     17.     Knowing and Voluntary Execution. Consultant acknowledges that he has read and fully understands the terms of this Agreement, that he obtained legal advice in connection with this Agreement, and that he is signing it knowingly and voluntarily.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative, and Consultant has executed this Agreement, all as of the day and year first above written.

Stephen I. Kahn

dELiA*s Corp.

Name

Title

EXHIBIT A

DESCRIPTION OF DUTIES

1.     Duties. During the Term, Consultant agrees to provide any and all Consulting Services as requested by the Company, not more than two days per month, including, without limitation, those related to the transition.

2.     Term. The Term shall continue for a period of three (3) months from the Effective Date unless sooner terminated or otherwise extended pursuant to the provisions of the Agreement.

3.     Rate of Compensation. The Company shall pay Consultant consulting fee of Eight Thousand Three Hundred and Thirty-Three Dollars ($8,333.00) per month payable in accordance with the Company’s normal payroll practices.